Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CXApp Inc. of our report dated April 17, 2023 relating to the consolidated balance sheets of CXApp Inc. (f/k/a KINS Technology Group Inc.) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, which appears in CXApp Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2022.

/s/ WithumSmith+Brown, PC

New York, New York

May 19, 2023